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NATURAL RESOURCE PARTNERS L.P.                                 [GRAPHIC OMITTED]
601 JEFFERSON ST., SUITE 3600, HOUSTON, TX 77002

NEWS RELEASE

[GRAPHIC OMITTED]

                         NATURAL RESOURCE PARTNERS L.P.
                              ISSUES 2004 GUIDANCE

HOUSTON, JANUARY 8, 2004 - NATURAL RESOURCE PARTNERS L.P. (NYSE: NRP) today indicated that it expects to generate between $64.1 and $66.6 million in distributable cash flow in 2004. This distributable cash flow is net of scheduled principal payments on NRP's senior notes. NRP anticipates generating net income between $39.5 and $41.5 million.

Due to the uncertainty as to when production from the Pinnacle mine will resume, the 2004 guidance does not include any production or revenue from the mine. In addition, production volumes are projected to be slightly higher in the second and third quarters than in the first and fourth quarters.

The following table includes further details regarding guidance for 2004.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership's website at http://www.nrplp.com.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements include the anticipated coal royalty revenue, coal production, overriding royalty revenue and operating expenses. All statements included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners' Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

04-02                        - table follows-
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                         NATURAL RESOURCE PARTNERS L.P.
                                    GUIDANCE
             (DOLLARS AND TONS IN MILLIONS EXCEPT PER UNIT AMOUNTS)

                                                                                   FULL YEAR 2004
                                                                            ----------------------------
                                                                                       (RANGE)
Coal royalty production (tons)
  Appalachia                                                                       43.0   -      44.0
  Illinois Basin                                                                    2.4   -       2.8
  Northern Powder River Basin                                                       3.4   -       3.8
                                                                                -------       -------
    Total                                                                          48.8   -      50.6

Coal royalty revenue
  Appalachia                                                                    $  85.7   -   $  86.2
  Illinois Basin                                                                    3.0   -       3.2
  Northern Powder River Basin                                                       4.1   -       4.5
                                                                                -------       -------
    Total                                                                       $  92.8   -   $  93.9


Revenues
  Coal royalty revenue                                                          $  92.8   -   $  93.9
  Other revenues (1)                                                               11.8   -      12.3

Expenses
  Depletion and amortization                                                    $  34.0   -   $  34.5
  General and administrative                                                        9.2   -       9.3
  Other expenses (2)                                                                8.6   -       9.0

Other expenses
  Interest expense (net)                                                        $  12.7   -   $  13.1


Net Income                                                                      $  39.5       $  41.5

Net income per unit                                                             $  1.70   -   $  1.80

Scheduled principal payments                                                    $   9.4   -   $   9.4

Distributable cash flow (3)                                                     $  64.1   -   $  66.6

(1) Other revenues consist of property taxes, minimums, oil & gas, timber, overrides, wheelage and rentals.
(2) Other expenses include taxes other than income, override payments, coal royalty payments, and non-participating royalty interests.
(3) Distributable cash flow represents net income plus depletion and amortization minus scheduled principal payments on NRP senior notes.

Distributable cash flow is a "non-GAAP financial measure" that is presented because management believes it is a useful adjunct to net cash provided by operating activities under (GAAP). Distributable cash flow is a significant liquidity metric which is an indicator of NRP's ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. We believe that "net cash provided by operating activities" would be the most comparable financial measure to distributable cash. However, due to the substantial uncertainties associated with forecasting future changes to operating assets and liabilities, we cannot provide guidance on forward-looking net cash provided by operating activities or provide reconciliations of distributable cash flow to that measure.

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